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                                                                    EXHIBIT 10.6

[E-LOAN LETTERHEAD]

March 26, 1999

THIS VERSION SUPERSEDES ALL PRIOR ITERATIONS

Joe Kennedy
2865 Shadywood
Troy, MI 48098

Dear Joe,

We are very excited about your joining E-LOAN and helping us to build the leading brand in the online mortgage space. We have all the ingredients in place to make the best attempt ever in developing the first nationally branded multi-lender. We've set the pace for product presentation and price leadership; we own the best name for brand recognition and we have not only the experience, but the vision to stay ahead of the competition and fundamentally change the way people finance their homes.

However, to win the game we need more than just a great product and a great name. We need a world class person that can translate E-LOAN into a promise that customers believe in and aspire to. We believe that you are the person who can help us to accomplish this, as a key team member.

The following is contingent upon a reference check.

POSITION:               Senior Vice President of Marketing and Business
                        Development

START DATE:             February 22, 1999

                        STOCK OPTIONS:249,173 in options shares of E-LOAN common stock. This represents 2% of the current, fully diluted stock (including all outstanding warrants and options, vested and unvested). The stock options shall vest monthly and become exercisable in full on the date four
                        (4) years after your hire date. 25% of the options will become vested as of the 1st anniversary of employment. The balance of the options will vest on a monthly basis. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements. Option price to be set at $6.00. All options will be fully adjusted for events such as splits. E-LOAN agrees to provide a process for cashless exercise in the event that the stock becomes publicly traded. In the event of a change in control, E-LOAN agrees to vest the unvested portion of your options at the rate of 50% so they may be exercised in conjunction with the change of control under terms as favorable as those offered to any shareholder. In the event of a change in control, you will have the option of leaving your options unvested and fairly adjusted or converted in accordance with the acquiring company's requirements.

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SALARY:                 $200,000 annually to be paid bi-weekly in accordance
                        with E-LOAN, Inc. payroll practices and policy. Eligible for senior management bonus, if one is established.

BENEFITS:

                        Health benefits will be offered to all employees. E-LOAN contributes 70% of the actual monthly premium and the employee contributes 30%. You will be eligible for all management benefits programs. Upon the adoption of a company plan, additional benefits will be offered. E-LOAN does agree to reimburse you, with tax gross-up, for the cost of your purchase of a $2 million Life Insurance policy to benefit your family in the event of your death, and for the cost of a Long-Term Disability plan to provide you with $120,000 per year.

401K:                   You will be eligible upon adoption of the E-LOAN plan.

VACATION:               You are eligible for 4 weeks vacation each year of
                        employment.

RELOCATION:             E-LOAN will reimburse you for expense incurred in the
                        relocation of your and your family. Specifically, E-LOAN will cover full reimbursement and tax gross-up as necessary for: the physical move of your household goods and automobiles; two house-hunting trips for you and your family; house hunting services from a local relocation vendor; temporary living expense and storage of all household goods for up to 60 days; selling commissions and fees to sell your current home; all points, fees and closing costs on your purchase of a home in the Bay Area; a bridge loan and long-term loan assistance associated with the purchase of your new home.

RESPONSIBILITIES:       Including but not limited to: creating and further
                        developing E-LOAN's overall brand and marketing plan along with all associated projects and activities, provide leadership in development of the strategy and tactics for new customers. Execution of the marketing plan. Creation of marketing campaigns to generate new customers using both traditional print and broadcast advertising. Responsible for all business development opportunities.

SEVERANCE:              If your employment with E-LOAN is terminated by E-LOAN
                        other than for "Cause" (as defined below), then E-LOAN will provide you with (i) a three month notice period,
                        (ii) twelve months salary and (iii) option vesting equal to that which would have been achieved 12 months from the actual severance date. Notwithstanding the preceeding sentence, if your employment with E-LOAN is terminated as a result of an "Involuntary Termination"
                        (as defined below) at any time within six (6) months before or twelve (12) months after a "Change of Control"
                        (as defined below), then E-LOAN will provide you with 3 years of salary and full option vesting, including gross-up for any taxation above standard individual tax rates for ordinary income. If your employment with E-LOAN terminates (i) voluntarily by you or (ii) for Cause by E-LOAN,


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                        then you shall only be eligible for severance benefits
                        in accordance with the E-LOAN's established policies as then in effect.

                        For this purpose, "Cause" is defined as: (i) an act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct, or (iv) your failure to perform your employment duties. For this purpose, "Change of Control" of the Company is defined as: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) a change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets. For this purpose, "Involuntary Termination" shall mean (i) without your consent, the significant reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; (ii) without your consent, a significant reduction by the Company in your Base Salary as in effect immediately prior to such reduction; (iii) a significant reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; or (iv) any purported termination of you by the Company which is not effected by virtue of your death, permanent and total disability, or for Cause.



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Joe, we look forward to your working with the E-LOAN team. Please feel free to call us if you have any questions, concerns or comments.

Sincerely,

/s/ CHRIS LARSEN                                   /s/ JANINA PAWLOWSKI
Chris Larsen                                       Janina Pawlowski
CEO                                                President



To indicate your acceptance of E-LOAN's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with any agreement relating to proprietary rights between you and E-LOAN, set forth the terms of your employment with E-LOAN and supersedes any prior representation or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the CEO of E-LOAN and you. Please review the attached Addendum that explains our Conflict of Interest policy.



/s/ JOE KENNEDY                             3/30/99
-------------------------------             -------------------------------
    Joe Kennedy                                      Date



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Addendum:


CONFLICT OF INTEREST: You agree that, during the term of your employment with E-LOAN, you will not engage in any other business, occupation, consulting or other business activity directly related to the business in which E-LOAN is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to E-LOAN.



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